MERRILL LYNCH REAL ESTATE FUND, INC.

FILE # 811-08389

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/10/00	Cypress Communication	$39,100	$170,000,000	Bear Stearns
		$	$
		$	$
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